Exhibit 99.2

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT dated as of October 17, 2006 (the “Agreement”) by and among Reuters Holdings Limited, a company incorporated under the laws of England and Wales (“Reuters Holdings”), Reuters Limited, a company incorporated under the laws of England and Wales and a wholly owned subsidiary of Reuters Holdings (“Reuters Limited”), Reuters JV Switzerland, Sarl, a corporation formed under the laws of Switzerland and an indirect wholly owned subsidiary of Reuters Limited (“Seller” or “Reuters”, and together with Reuters Holdings and Reuters Limited, the “Reuters Sellers”), Dow Jones & Company, Inc., a Delaware corporation (“Dow Jones”), DJBI, LLC, a Delaware limited liability company and a wholly owned subsidiary of Dow Jones (“DJBI”), Dow Jones Reuters Business Interactive LLC, a Delaware limited liability company (the “Company”), and Dow Jones Reuters Business Interactive Ltd., a company organized under the laws of England and Wales and a subsidiary of the Company (“Factiva UK” and, together with the Company and the subsidiaries of the Company and of Factiva UK, the “Factiva Group”).

RECITALS

WHEREAS, Seller is the owner of 66.67 Common A Units and 33.33 Common B Units (together, the “Company Units”) of the Company (which Company Units represent, on the date hereof, 50% of the outstanding Company Units);

WHEREAS, Reuters Holdings and Reuters Limited in the aggregate are owners of (i) 2 ordinary shares (the “UK Shares”) of Factiva UK and (ii) 2 ordinary shares (the “Singapore Shares”, and together with the Company Units and the UK Shares, the “Units”) of Dow Jones Reuters Business Interactive (Singapore) Pte Ltd., a Singapore corporation and a subsidiary of the Company (“Factiva Singapore”);

WHEREAS, Dow Jones intends to cause one or more of its affiliates (“Buyer”) to purchase, and the Reuters Sellers intend to sell, the Units for the Purchase Price in cash payable on the Closing Date, subject to adjustment as set forth in Section 1.6;

WHEREAS, simultaneously with the execution of this Agreement, Dow Jones, DJBI, the Reuters Sellers and the Company are also executing a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which, among other things, Dow Jones has agreed to cause Buyer to purchase, and Seller has agreed to sell, all of the Class B Common Stock, $0.01 par value per share (the “NewCo Class B Shares”), of a Delaware corporation (“NewCo”) to be created pursuant to the Formation and Contribution Agreement in the form attached as Exhibit A (the “Formation and Contribution Agreement”) that will be received by the Seller pursuant the Formation and Contribution Agreement;

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Transactions.

1.1. Purchase and Sale of Units. On the Closing Date, the Reuters Sellers shall sell, deliver and transfer to Buyer, and Dow Jones shall cause Buyer to purchase, all of the right, title and interest of the Reuters Sellers in and to the Units, free and clear of all liens, security interests, encumbrances, mortgages, pledges or other restrictions (“Encumbrances”). The aggregate purchase price for the Units to be paid by Buyer shall be an amount determined in accordance with the Section 1.3 hereto (the “Purchase Price”). Dow Jones shall cause Buyer to pay the Estimated Purchase Price (as defined is Section 1.4) at the Closing by wire transfer of immediately available funds to an account specified by Reuters to Dow Jones in writing at least two business days prior to the Closing Date (as defined in Section 1.2). The term “business day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or in London, England or is a day on which banking institutions located in such state or city are authorized or required by law or other governmental action to close.

1.2. Closing Date. Subject to the satisfaction or waiver of all conditions set forth in Article 5, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, as soon as practicable, but in no event later than five business days after the satisfaction or waiver of the conditions set forth in Article 5 (excluding those conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other time, place in New York, New York or manner (including via facsimile) as may be mutually agreed to by the parties hereto (the date on which the Closing occurs being referred to in this Agreement as the “Closing Date”).

1.3. Purchase Price. The Purchase Price shall be equal to (except as otherwise set forth in this Section 1.3, all calculations in this Section 1.3 shall be calculated on a consolidated basis for the Company and its subsidiaries as of the Closing Date, after giving effect to the transactions specified in the Formation and Contribution Agreement, prepared in accordance with U.S. generally accepted accounting principles, applied in a manner consistent with the Company’s financial statements, including the Company’s (and not the Reuters Sellers’ or Dow Jones’ or DJBI’s) accounting methods, policies, practices and procedures, with consistent classifications, valuation techniques and procedures, judgments, thresholds and estimation methodology reflected or assumed therein, it being understood that the intercompany accounts between the Company and its subsidiaries, on the one hand, and NewCo and its subsidiaries, on the other hand, shall not be eliminated in such consolidated accounts):

(a) $160,000,000 multiplied by the Unit Allocation; plus

(b) 50% of the Working Capital Adjustment; plus

(c) The Pension Fund Adjustment; plus

(d) 50% of the Cash Balance.

Attached hereto as Schedule I is a sample estimated calculation of the Purchase Price based on information provided by the Company, assuming the Closing Date was August 31, 2006 and without giving effect to the transactions contemplated by the Formation and Contribution Agreement.

“Adjusted Working Capital” means (i) the current assets of the Company and its subsidiaries, excluding items included in the calculation of the Cash Balance and after giving effect to the transactions in Section 4.5 of this Agreement, minus (ii) the current liabilities of the Company and its subsidiaries, after giving effect to the transactions in Section 4.5 of this Agreement. The parties agree any amount accrued by the Company related to the Section 75 Liability (as such term is defined in Section 4.6(a)(i) of this Agreement) and Section 4.6(b) of this Agreement as well as in respect of the Pension Deficit Contribution shall not be included in “current liabilities”. For purposes of this definition, the parties shall convert any amounts stated in currency other than Dollars into Dollars based on the noon buying rate in the City of New York for cable transfer as certified for customs’ purposes by the Federal Reserve Bank of New York for the Closing Date; provided that for the Estimated Purchase Price (as defined in Section 1.4) calculation the rate used shall be the rate for the business day immediately preceding the calculation date for the Estimated Purchase Price. Notwithstanding anything to the contrary herein, the sum of the Adjusted Working Capital and the Adjusted Working Capital as defined in the Share Purchase Agreement shall equal the same sum calculated as if the transactions contemplated by the Formation and Contribution Agreement and the Share Purchase Agreement had not occurred.

“Baseline Working Capital” is equal to the sum of the Adjusted Working Capital as of the end of each of the twelve months ending on the latest calendar month prior to the Closing for which a balance sheet of the Company has been prepared and delivered to Dow Jones and Reuters (calculated before giving effect to the transactions contemplated by the Formation and Contribution Agreement and provided that any intercompany accounts between the Company and its subsidiaries, on the one hand, and NewCo and its subsidiaries, on the other hand, are eliminated through consolidation) divided by twelve, and then multiplied by the Unit Allocation. The agreed Adjusted Working Capital amounts as at the end of each of the twelve calendar months preceding the date of this agreement are set out on Schedule II hereto.

“Buyer Settlement Amount” means (i) all amounts owed by the Company or its subsidiaries to Dow Jones or its affiliates, minus (ii) all amounts owed by Dow Jones or its affiliates to the Company or its subsidiaries (other than the loan due from Dow Jones to Factiva UK (the “Dow Jones Loan”)), in each case settled or deemed settled in accordance with Section 4.5 of this Agreement.

“Cash Balance” means (i) all cash, cash equivalents, marketable securities and instruments of the Company or its subsidiaries (after giving effect to the transactions contemplated by Section 4.5) minus (ii) any capital contribution made by Dow Jones or its designated subsidiary to the Company in accordance with the Formation and Contribution Agreement. For purposes of this definition, the parties shall convert any amounts stated in currency other than Dollars into Dollars based on the noon buying rate in the City of New York for cable transfer as certified for customs’ purposes by the Federal Reserve Bank of New York for the Closing Date; provided that for the Estimated Purchase Price calculation the rate used shall be the rate for the business day immediately preceding the calculation date for the Estimated Purchase Price.

“Pension Deficit Contribution” means £1.1 million, being the agreed estimated Company’s portion of the aggregate lump sum contributions made and to be made on behalf of the participating employers in 2006 and thereafter to the RPF and the Reuters Supplementary Pension Scheme (the “SPS”) pursuant to agreements currently in effect with the RPF trustees and the SPS trustees with respect to the under-funding of those plans (the “Funding Agreements”).

“Pension Fund Adjustment” means an amount of Dollars equal to £550,000 (based on the noon buying rate in the City of New York for cable transfer as certified for customs’ purposes by the Federal Reserve Bank of New York for the business day immediately proceeding the Closing Date), representing fifty percent (50%) of the Pension Deficit Contribution.

“RPF” means the Reuters Pension Fund in the United Kingdom.

“Seller Settlement Amount” means (i) all amounts owed by the Company or its subsidiaries to Reuters or its affiliates (excluding any amount accrued by the Company or its subsidiaries representing the Pension Deficit Contribution), minus (ii) all amounts owed by Reuters or its affiliates to the Company or its subsidiaries (other than the loan due from Reuters Limited to Factiva UK (the “Reuters Loan”)), in each case settled in accordance with Section 4.5 of this Agreement.

“Unit Allocation” shall mean the percentage to be allocated to the Units of the total $160,000,000 (the “Total Value”) to be allocated among the Units, the Series A Preferred Shares (as defined in the Formation and Contribution Agreement, which shall be allocated the value of their aggregate liquidation preference as determined in accordance with the Formation and Contribution Agreement) and the NewCo Class B Shares (i) as mutually agreed upon by Dow Jones and Reuters within 30 days of the date hereof or (ii) if Dow Jones and Reuters do not agree upon such allocation within such 30 day period, as determined by an appraiser to be mutually agreed upon by Dow Jones and Reuters (and to the extent the parties can not agree upon an appraiser within 15 days of the expiration of such 30 day period, such appraiser to be chosen by the President of the American Arbitration Association), with such appraiser allocating the Total Value by the relative values of the Company and NewCo immediately preceding the transactions contemplated by this Agreement and the Transaction Documents, and such appraiser shall complete and deliver to the parties such allocation within 30 days after its appointment. The allocation of the Total Value determined pursuant to either (i) or (ii) above shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud and shall be referred to herein as the “Final Allocation”. Dow Jones and Reuters each agree to report (and to cause their respective affiliates to report) the transactions contemplated by this Agreement, the Share Purchase Agreement and the other Transaction Documents for all purposes (including all tax and accounting purposes) in a manner consistent with the Final Allocation except to the extent a different allocation or reporting is required by changes after the date hereof to the applicable accounting or legal rules or principles.

“Working Capital Adjustment” means the Adjusted Working Capital less the Baseline Working Capital (which adjustment may be negative).

For the sake of clarity, notwithstanding any other provision to the contrary, any item which is included in the calculation of Adjusted Working Capital or the Seller Settlement Amount shall not be taken into account in the transactions set forth in Section 4.6. Furthermore, it is understood that the items set forth on Annex I hereto will be reflected in either Adjusted Working Capital or the Seller Settlement Amount (but not both) and to the extent so taken into account will not be taken into account in the transactions set forth in Section 4.6.

1.4. Purchase Price Estimate. No later than five business days prior to the Closing Date, Dow Jones shall deliver to Reuters a written statement setting forth Dow Jones’s good faith estimate of the Purchase Price (the amount of such estimate, the “Estimated Purchase Price”), the components thereof, together with reasonable supporting detail, which estimate shall be reasonably satisfactory to Reuters in its good faith determination. At the same time, the Company will deliver to Dow Jones and Reuters a schedule of the Company’s and its subsidiaries’ cash and cash equivalents, marketable securities and instruments as of a date no earlier than two business days prior to the date such schedule is delivered.

1.5. Additional Closing Deliveries. At the Closing,

(a) Reuters will deliver copies of the following documents, executed by Reuters and/or one or more of its affiliates that are parties thereto (the “Reuters Parties”):

(i) The Formation and Contribution Agreement;

(ii) The Online Services Agreement, substantially in the form attached hereto as Exhibit B;

(iii) The Services Agreement, substantially in the form attached hereto as Exhibit C (the “SLA Agreement”);

(iv) Trademark License and Rights Ownership Agreement, substantially in the form attached hereto as Exhibit D;

(v) Amendment to Factiva Information Provider Agreement, substantially in the form attached hereto as Exhibit E;

(vi) Amendment to Distributor Agreement, substantially in the form attached hereto as Exhibit F;

(vii) Amendment to Reuters Health Agreement, substantially in the form attached hereto as Exhibit G;

(viii) Amendment to Reuters Investor Agreement, substantially in the form attached hereto as Exhibit H;

(ix) Amendment to Master Services Agreement, substantially in the form attached hereto as Exhibit I;

(x) Amendment to RICs license agreement, substantially in the form attached hereto as Exhibit J;

(xi) Amendment to FDS license agreements, substantially in the form attached hereto as Exhibit K;

(xii) Amendment to Internal Usage Agreement, substantially in the form attached hereto as Exhibit L; and

(xiii) The Agreement, substantially in the form attached hereto as Exhibit M;

(each of the foregoing, together with the Share Purchase Agreement, the “Transaction Documents”);

(b) Dow Jones will deliver copies of the Transaction Documents executed by Dow Jones and/or one or more of its affiliates that are parties thereto (excluding the Company, NewCo or any of their respective affiliates), as applicable (the “DJ Parties”); and

(c) The Company will deliver copies of the Transaction Documents executed by the Company and/or one or more of its subsidiaries.

(d) Reuters Sellers shall deliver to Buyer against receipt of the Estimated Purchase Price, certificates representing (i) the Company Units (if certificated), (ii) the UK Shares and (iii) the Singapore Shares, each together with duly executed stock powers or such other customary instruments of transfer as reasonably requested by Buyer. In the event that the certificate or certificates representing such units and/or shares have been lost, stolen or destroyed, the Seller or Sellers, as applicable, shall instead execute an agreement satisfactory to Buyer agreeing to indemnify Buyer from any loss incurred by it in connection with such certificates.

1.6. Purchase Price Adjustment.

(a) Closing Statement. As promptly as practicable after the Closing, but in no event more than 75 days after the Closing Date, Dow Jones shall in good faith prepare and deliver to Reuters a statement (the “Closing Statement”) indicating the Company’s calculation of the Purchase Price and the components thereof, together with reasonable supporting detail (all calculations shall be done in the same manner as set forth in Section 1.3 and Schedule I). The Closing Statement shall be prepared in accordance with U.S. generally accepted accounting principles, applied in a manner consistent with the Company’s financial statements, including the Company’s (and not the Reuters Sellers’ or Dow Jones’ or DJBI’s) accounting methods, policies, practices and procedures, with consistent classifications, valuation techniques and procedures, judgments, thresholds and estimation methodology reflected or assumed therein, it being understood and agreed that, for purposes of determining the Cash Balance and Adjusted Working Capital, any amounts stated in a currency other than Dollars shall be converted into Dollars in accordance with the methodology described in the definitions of “Cash Balance” and “Adjusted Working Capital”.

(b) Purchase Price Audit Period. After receipt of the Closing Statement, Reuters shall have 30 days to review the Closing Statement, together with the work papers used in the preparation thereof. Dow Jones shall (i) provide Reuters and its representatives reasonable access during normal business hours to all relevant work papers, trial balances and other financial information to the extent necessary or useful to complete the review of the Closing Statement, and (ii) cooperate with Reuters and its representatives’ reasonable requests with respect to the review of the Closing Statement, including by providing on a timely basis all information necessary or useful in reviewing the Closing Statement. Unless Reuters delivers written notice to Dow Jones on or prior to the 30th day after Reuters’ receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Reuters shall be deemed to have accepted and agreed to the calculation of the Purchase Price set forth on the Closing Statement. If Reuters notifies Dow Jones of its objection to the calculation of Purchase Price as set forth on the Closing Statement, Dow Jones and Reuters shall, within 30 days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive (other than as a result of manifest error or fraud).

(c) Dispute Resolution. If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to an accounting firm of national standing mutually agreed to by Dow Jones and Reuters in good faith (the “Neutral Auditors”). If Dow Jones and Reuters do not agree in good faith within ten days of the end of the Resolution Period, the Neutral Auditors shall be chosen by the President of the American Arbitration Association. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 1.6 and the presentations by Dow Jones and Reuters, and not by independent review, only those issues still in dispute. Dow Jones and Reuters shall instruct the Neutral Auditors to make its determination within 30 days of the dispute being submitted for their determination and that the Neutral Auditors’ determination shall be set forth in a written statement delivered to Dow Jones and Reuters and the Neutral Auditors’ determination shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The Neutral Auditors shall have exclusive jurisdiction over, and resort to the Neutral Auditors as provided in this Section 1.6(c) shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 1.6. The fees, costs and expenses of the Neutral Auditors shall be paid by Dow Jones, on the one hand, and Reuters, on the other hand, in inverse proportion (based on value) as Dow

Jones and Reuters, respectively, prevail on any disputed matters, as determined by the Neutral Auditors. The term “Final Closing Statement” shall mean the definitive Closing Statement agreed to (or deemed to be agreed to) by Dow Jones and Reuters in accordance with Section 1.6(b) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.6(c) (in addition to those items theretofore agreed to by Dow Jones and Reuters). The “Final Purchase Price” shall mean the Purchase Price set forth in the Final Closing Statement.

(d) Purchase Price Adjustment. If the Estimated Purchase Price paid by Buyer exceeds the Final Purchase Price, then Seller shall pay Buyer within five business days of the date the Purchase Price became the Final Purchase Price, an amount equal to such excess (plus interest on such excess at the prime rate, as reported in The Wall Street Journal, calculated from and including the Closing Date until but excluding the date of such settlement). If the Estimated Purchase Price paid by Buyer is less than the amount of the Final Purchase Price, then Dow Jones shall cause Buyer to pay Seller within five business days of the date the Purchase Price became the Final Purchase Price, an amount equal to such deficiency (plus interest on such deficiency at the prime rate, as reported in The Wall Street Journal, calculated from and including the Closing Date until but excluding the date of such settlement).

1.7. Buyer. No later than five business days prior to the Closing Date, Dow Jones shall designate in writing to Reuters the name and jurisdiction of organization of each Buyer. If Dow Jones designates more than one Buyer, such designation shall also include the allocation of Units among the Buyers.

2. Representations and Warranties of the Reuters Sellers. The Reuters Sellers hereby jointly and severally represent and warrant to Dow Jones and DJBI:

2.1. Authority, Organization.

(a) Each of the Reuters Parties is duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization;

(b) Each of the Reuters Parties has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery by each of the Reuters Parties of this Agreement and the Transaction Documents to which it is a party and the consummation by each of the Reuters Parties of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by the applicable Reuters Party;

(c) This Agreement has been, and the Transaction Documents to which a Reuters Party is a party will be, duly and validly executed and delivered by the applicable Reuters Parties and constitute valid and binding agreements of the applicable Reuters Parties enforceable against the applicable Reuters Parties, in accordance with each of their terms; and

(d) The execution and delivery of this Agreement by the Reuters Sellers does not, and the execution and delivery of the Transaction Documents to which any Reuters Party is a party and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not, (i) violate or conflict with the organizational documents of any of the Reuters Parties, (ii) violate any order, judgment or decree applicable to any of the Reuters Parties, or (iii) require the consent, approval, authorization, ratification, order, filing, registration or qualification of or with any person that is a party to a material contract, arrangement or agreement with any of the Reuters Parties.

2.2. Title to the Units; No Proxies. The Reuters Sellers have, and upon the consummation of the transactions contemplated by this Agreement, the Reuters Sellers will have full power and the right to transfer the legal and beneficial title to (i) the Company Units and Singapore Shares free and clear of any Encumbrances and (ii) the UK Shares with full title guarantee, with all benefits and rights attached thereto and with all rights to dividends declared or paid after the Closing Date. None of the Reuters Parties has granted any proxy with respect to the Units, other than to their or their affiliates’ employees (which proxies will expire prior to or as of the Closing). The Reuters Parties do not own directly or indirectly any equity interest in the Company or any of its subsidiaries other than the Units.

2.3. Consents. Except for the Regulatory Approvals (as defined in Section 4.4), none of the Reuters Parties is required to obtain any permit, authorization, consent or approval of or by, or make any notification to or filing with, (i) any multinational or supranational, federal, provincial, state, regional, municipal, local or other government or governmental body, (ii) any division, agent, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any government or governmental body covered under clause (i), (iii) any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any body or other entity under clause (i) or (ii) (each entity described under clause (i), (ii) and (iii), a “Governmental Entity”) or (iv) any other person or entity, in each case, in connection with the execution, delivery and performance by any of the Reuters Parties to this Agreement and the Transaction Documents or the consummation by the Reuters Parties of the transactions contemplated by this Agreement and the Transaction Documents.

2.4. No Litigation. There is no action, suit, proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending or, to the knowledge of any Reuters Seller, threatened against any of the Reuters Parties or any of their respective affiliates which would prohibit the consummation of the transactions contemplated by this Agreement and the Transaction Documents. For purposes of this Agreement, the term “affiliate” means, with respect to a person, any other person controlled by, under common control with, or controlling, the first person, it being understood that none of (i) the Company, NewCo and their respective subsidiaries, (ii) the Reuters UK Pension Plans, and (iii) any trustee of a Reuters UK Pension Plan shall be deemed to be an affiliate or subsidiary of any Reuters Party or of any DJ Party (provided, however, that the Company, NewCo and their respective subsidiaries shall be deemed to be affiliates of the DJ Parties after the Closing).

2.5. Non-Public Information. Each of the Reuters Sellers acknowledges and agrees that (a) Dow Jones or DJBI may be in possession of material, nonpublic information relating to the Company and its subsidiaries and, in that event, Dow Jones and DJBI will not disclose such information to the Reuters Sellers, (b) neither Dow Jones nor DJBI has any obligation to disclose to the Reuters Sellers any such material, nonpublic information, (c) none of the Reuters Sellers is relying on there having been disclosed any such material or potentially material, nonpublic information which is not disclosed, (d) any such undisclosed, material, nonpublic information may be materially favorable to the value of the Units, and if any Reuters Seller was in possession of some or all of any such information, the Reuters Sellers might not sell any or all of the Units to Buyer and (e) the Reuters Sellers are prepared to sell the Units to Buyer on the foregoing basis and hereby waives any right to rescind or invalidate the sale of the Units to Buyer or to seek any damages or other remuneration from Buyer based on the possession of any such material, nonpublic information by Dow Jones or DJBI or the lack of possession of any such material, nonpublic information by the Reuters Sellers.

2.6. Related Party Transactions. Except as set forth in Schedule 2.6 to the Agreement and except for this Agreement and the Transaction Documents, there are no (x) content-related or definitively documented contracts, arrangements or agreements of any kind (other than contracts that meet all of the following criteria: (i) contracts entered into at the local-level outside of the US and the UK, (ii) contracts that are not known to the persons listed on Schedule 2.6(a), (iii) contracts entered into in the ordinary course of business, (iv) contracts that involve, individually, payment of less than $250,000 per year and, in the aggregate, payments of less than $1,000,000 per year and (v) contracts that are not content-related) or (y) other contracts, arrangements or agreements of any kind involving payments of greater than $500,000 per year, among Reuters or any of its affiliates, on the one hand, and the Company, NewCo or any of their respective subsidiaries, on the other hand, (such contracts, arrangements or agreements, the “Related Party Contracts”). None of Reuters or any of its affiliates is in material breach thereof or default under the Related Party Contracts and there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a breach or default. Except for (i) any Related Party Contracts set forth in Schedule 2.6, (ii) contracts, arrangements or agreements not required to be set forth on Schedule 2.6 by reason of the exclusions set forth in clauses (x) and (y) above, (iii) this Agreement, (iv) the Transaction Documents and (v) contracts, arrangements or agreements pursuant to which payments or obligations are included in the final Adjusted Working Capital (which will be treated in accordance with Section 1.6) or which are included in the Seller Settlement Amount (which will be treated in accordance with Section 4.5(c)), there are no contracts, arrangements or agreements pursuant to which the Company, NewCo or any of their respective subsidiaries reimburses, or is required to reimburse, Reuters or any of its affiliates or any trustee of a pension scheme or arrangement sponsored, maintained or provided by Reuters for liabilities under any pension, welfare, incentive, or other employee benefit plan.

2.7. Pension Fund Adjustment. The Pension Deficit Contribution is the best available estimate Reuters has of the Company’s portion of the contributions made in 2006 and to be made thereafter under the Funding Agreements, and is based on the analyses described in communications provided to Dow Jones. To the knowledge of Reuters, no member of the Factiva Group has any liability under or with respect to an unfunded or underfunded pension or similar scheme or other pension arrangement other than the Section 75 Liability, the liability under section 75 arising out of the SPS and a contribution demanded by the SPS trustees relating to the additional cost of benefits for a Factiva employee who left service with effect from March 31, 2006. “To the knowledge of Reuters” in this Section 2.7 means the knowledge of the person or persons set forth in Schedule 2.7. For the avoidance of doubt, no member of the Factiva Group has or can have any further liability to the RPF trustees, the SPS trustees or (except for the Pension Fund Adjustment) Reuters or its affiliates pursuant to the Funding Agreements.

3. Representations and Warranties of Dow Jones and DJBI. Dow Jones and DJBI hereby jointly and severally represent and warrant to the Reuters Sellers:

3.1. Authority, Organization.

(a) Each of the DJ Parties is duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization;

(b) Each of the DJ Parties has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery by each of the DJ Parties of this Agreement and the Transaction Documents to which it is a party and the consummation by each of the DJ Parties of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by the applicable DJ Party;

(c) This Agreement has been, and the Transaction Documents to which a DJ Party is a party will be, duly and validly executed and delivered by the applicable DJ Parties and constitute valid and binding agreements the applicable DJ Parties, enforceable against the applicable DJ Parties in accordance with each of their terms; and

(d) The execution and delivery of this Agreement by Dow Jones and DJBI does not, and the execution and delivery of the Transaction Documents to which any DJ Party is a party and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not, (i) violate or conflict with the organizational documents of any of the DJ Parties, (ii) violate any order, judgment or decree applicable to any of the DJ Parties or (iii) require the consent, approval, authorization, ratification, order, filing, registration or qualification of or with any person that is a party to a contract, arrangement or agreement with any of the DJ Parties.

3.2. Consents. Except for the Regulatory Approvals, none of the DJ Parties is required to obtain any permit, authorization, consent or approval of or by, or make any notification to or filing with, any Governmental Entity or any other person or entity, in each case, in connection with the execution, delivery and performance by any of the DJ Parties to this Agreement and the Transaction Documents or the consummation by the DJ Parties of the transactions contemplated by this Agreement and the Transaction Documents.

3.3. No Litigation. There is no action, suit, proceeding at law or in equity by any person, or any arbitration or any administrative or other proceeding by or before any

Governmental Entity, pending or, to the knowledge of any DJ Party, threatened against any of the DJ Parties or any of their respective affiliates which would prohibit the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

3.4. Securities Law Matters. Dow Jones and DJBI understand and acknowledge that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state securities or “blue sky” or non-U.S. securities laws. Each of Dow Jones and DJBI (i) has knowledge and experience in financial and business matters such that each of Dow Jones and DJBI is capable of evaluating the merits and risks of purchasing the Units, and (ii) is able to bear the economic risk of an investment in the Units for an indefinite period of time, including the complete loss of any such investment. Buyer is acquiring the Units solely for Buyer’s own account for investment and not with a view to or for sale in connection with any distribution thereof.

3.5. Non-Public Information. Dow Jones and DJBI acknowledge and agree that (a) the Reuters Sellers may be in possession of material, nonpublic information relating to the Company and its subsidiaries and, in that event, the Reuters Sellers will not disclose such information to Dow Jones or DJBI, (b) none of the Reuters Sellers has any obligation to disclose to Dow Jones or DJBI any such material, nonpublic information, (c) neither Dow Jones nor DJBI is relying on there having been disclosed any such material or potentially material, nonpublic information which is not disclosed, (d) any such undisclosed, material, nonpublic information may be materially adverse to the value of the Units, and if either Dow Jones or DJBI was in possession of some or all of any such information, Buyer might not buy any or all of the Units from the Reuters Sellers and (e) Dow Jones is prepared to cause Buyer to buy the Units from the Reuters Sellers on the foregoing basis and hereby waives any right to rescind or invalidate the sale of the Units from the Reuters Sellers or to seek any damages or other remuneration from the Reuters Sellers based on the possession of any such material, nonpublic information by the Reuters Sellers or the lack of possession of any such material, nonpublic information by Dow Jones or DJBI.

3.6. Tax Matters. NewCo has not entered into any agreements or understandings with respect to the issuance of its shares or the incurrence of liabilities except as provided in the transactions contemplated by the Formation and Contribution Agreement, the Unit Purchase Agreement and the Share Purchase Agreement.

4. Certain Covenants.

4.1. Confidentiality.

(a) Except to the extent required by applicable law, or stock exchange regulation or request, or as contemplated by the terms of this Agreement, each of Dow Jones, Reuters and the Company agrees not to, and agrees to cause its affiliates not to, without prior written approval of the other parties, disclose to any person, or make any press release or other public announcement regarding, any of the terms or conditions of the transactions contemplated by this Agreement or any of the Transaction Documents, other than press releases to be issued by Dow Jones, Reuters and/or the Company promptly following the execution of this Agreement in the forms previously agreed to by the parties.

(b) After the Closing, Reuters agrees not to, and agrees to cause its affiliates not to, use for the benefit of Reuters or any of its affiliates, or disclose to any other person, except as set forth in Section 4.1(c), any information concerning (x) Dow Jones or its affiliates obtained by Reuters or its affiliates in connection with or relating to the negotiation or performance of this Agreement or the Transaction Documents and/or the transactions contemplated hereby and thereby and/or in connection with Dow Jones’ and its affiliates’ ownership in the Company and transactions with the Company prior to the Closing or (y) the Factiva Group; provided, however, such information shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure in breach of this or any other obligation of confidentiality of Reuters or its affiliates to the Factiva Group, Dow Jones or its affiliates, (ii) becomes available to Reuters or its affiliates after the Closing Date on a non-confidential basis from a source other than the Factiva Group, Dow Jones or its affiliates, which source did not have an obligation of confidentiality to the Factiva Group, Dow Jones or its affiliates or (iii) is developed by Reuters or its affiliates independently (including in connection with its editorial or reporting operations).

(c) After the Closing, Dow Jones agrees not to, and agrees to cause its affiliates (including the Factiva Group and NewCo) not to, use for the benefit of Dow Jones or any of its affiliates, or disclose to any other person any information concerning Reuters and its affiliates obtained by Dow Jones or its affiliates in connection with or relating to the negotiation or performance of this Agreement or the Transaction Documents and/or the transactions contemplated hereby and thereby and/or in connection with Reuters’ and its affiliates’ ownership in the Company and transactions with the Company prior to the Closing; provided, however, such information shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure in breach of this or any other obligation of confidentiality of Dow Jones or its affiliates to Reuters and its affiliates, (ii) becomes available to Dow Jones or its affiliates after the Closing Date on a non-confidential basis from a source other than Reuters or its affiliates, which source did not have an obligation of confidentiality to Reuters or its affiliates or (iii) is developed by Dow Jones or its affiliates independently (including in connection with its editorial or reporting operations).

(d) Reuters and its affiliates or Dow Jones and its affiliates (each, a “Disclosing Party”) may disclose information required to be kept confidential hereunder to any their respective directors, advisors, employees, representatives (including without limitation, financial advisors, attorneys and accountants) or agents (the “Representatives”) (i) who need to know the information for the purpose of assisting or advising the Disclosing Party in connection with any matters relating to any information required to be kept confidential hereunder, (ii) who are informed by the Disclosing Party of the confidential nature of the information and (iii) who agree to act in accordance with the terms of this Section 4.1.

(e) In the event that the Disclosing Party or its Representatives are requested pursuant to, or required by, applicable law, regulation (including, but not limited to, applicable stock exchange, accounting, tax or Securities and Exchange Commission regulations) or legal process, to disclose any information required to be kept confidential hereunder, the Disclosing Party and its Representatives may furnish such information and shall have no liability hereunder; provided, however, that the Disclosing Party shall give Dow Jones or Reuters, as the case may be, prompt written notice of the information to be disclosed, use commercially reasonable efforts to limit such disclosure to the precise terms of such request and use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such information. Nothing herein shall limit Reuter’s or its affiliates’ ability to voluntarily disclose information regarding the Factiva Group to any tax authority consistent with its obligations or policy with regards to tax matters.

(f) Acknowledgements. Each of Reuters, Dow Jones and the Company (on its own behalf and on behalf of its affiliates) acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Section 4.1 and that the other parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each of Reuters, Dow Jones and the Company further agree to waive any requirement for the security or posting of any bond in connection with such remedy; provided, however, that nothing in this Section 4.1 shall be deemed as a consent to an injunction prohibiting the publication of any Dow Jones or Reuters product or publication or any information therein. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 4.1 but shall be in addition to all other remedies available to the Reuters Parties, Dow Jones, DJBI or the Company at law or in equity.

4.2. Further Assurances. The Company, Reuters and Dow Jones each agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action, including, without limitation, causing their respective affiliates and the Company to take such actions, as the other party may reasonably request, in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement (including the purchase and sale of the Units) and the Transaction Documents and to otherwise carry out the intent of the parties hereunder.

4.3. Access. From and after the date hereof, each of Reuters, Dow Jones and the Company shall, and shall cause their respective affiliates to, give Dow Jones and Reuters and their respective affiliates and representatives reasonable access (during regular business hours upon reasonable notice) to all of their books, contracts, commitments and records (including tax returns) that relate to the business, properties or operations of the Company and its subsidiaries, as well as relevant personnel, as may from time to time be reasonably requested.

4.4. Necessary Filings and Consents. Subject to the terms and conditions of this Agreement, prior to the Closing Date, the Company, Dow Jones and Reuters shall, and, where applicable, shall cause their respective affiliates and the Company to, perform all of the obligations required or desirable to be performed by such persons, cooperate in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate, as soon as reasonably practicable, the transactions contemplated by this Agreement and the Transaction Documents. Without limiting the generality of the foregoing, each of the Company, Dow Jones and Reuters shall, and, where appropriate shall cause their respective affiliates and the Company to:

(a) apply for all Regulatory Approvals as soon as practicable and, upon applying, use commercially reasonable efforts to promptly obtain, such Regulatory Approvals;

(b) apply for and use commercially reasonable efforts to obtain all other consents, approvals and authorizations reasonably requested by Dow Jones whether before or after the Closing (provided, however, that no Reuters Party shall be required to commence any litigation, offer or grant any non-de minimis accommodation or concession (financial or otherwise) to any third party or expend any non-de minimis amount of money); and

(c) to use commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order against any party to this Agreement seeking to stop, or otherwise adversely affecting the ability of any party to this Agreement to perform and comply with their respective obligations under the Agreement.

As used in this Agreement, “Regulatory Approvals” means the consents, approvals or authorizations of any Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the consents, approvals or authorizations set forth in Schedule 4.4(b) to this Agreement.

4.5. Settlement of Intercompany Loans and Accounts; Release.

(a) Settlement of Intercompany Loans. On the business day prior to the Closing Date, Reuters Limited shall pay to Factiva UK the then-outstanding amount of, and accrued and unpaid interest on, the Reuters Loan in full satisfaction thereof and Dow Jones may pay to Factiva UK the then-outstanding amount of, and accrued and unpaid interest on, the Dow Jones Loan in full satisfaction thereof. If Dow Jones does not pay such amount, Dow Jones will be deemed to have paid such amount to Factiva UK in cash for purposes of calculating the purchase price adjustments set forth in Article 1 of this Agreement as well as for purposes of the distribution from Factiva UK as set forth under Section 4.5(b); provided, that nothing in this Section 4.5(a) (including without limitation deemed receipt of any amount by Factiva UK from Dow Jones) shall require Factiva UK to declare or pay a dividend or make a distribution of any amount which exceeds the maximum amount permissible in accordance with English law.

(b) Distribution by Factiva UK. Reuters and Dow Jones agree to permit, and the Company agrees to cause, Factiva UK to distribute to the Company all available cash and cash equivalents, including amounts received (or, subject to Section 4.5(a), deemed received) by Factiva UK in accordance with Section 4.5(a) up to the maximum amounts allowable under English law and the articles of association of Factiva

UK on the business day prior to the Closing Date, subject to Factiva UK in its sole discretion determining (i) not to distribute such maximum amount to the extent cash is required to remain at Factiva UK for normal operations and (ii) to settle intercompany accounts between Factiva UK and the Company in favor of the Company to the extent the normal operations of Factiva UK do not require cash that was not permitted under English law to be distributed to the Company. On the same day the aforementioned amounts are distributed or paid to the Company by Factiva UK, the Company shall distribute such amounts received by the Company (and any additional cash determined by the Company in its sole discretion) to its members as a distribution, subject to the Company in its sole discretion determining not to distribute such amount to the extent cash is required to remain at the Company for normal operations.

(c) Settlement of Intercompany Accounts. Reuters and Dow Jones agree to prepare and deliver a schedule of the Seller Settlement Amount and the Buyer Settlement Amount, calculated as of the Closing Date, five business days prior to Closing. To the extent that Reuters and Dow Jones are unable to agree on such schedule, each item in dispute shall be excluded from such schedule (the “Excluded Items”) for purposes of the payments to be made on the business day prior to the Closing Date set forth below (and, for the sake of clarity, any such Excluded Items shall be excluded from calculating the estimated Adjusted Working Capital at the Closing but shall be taken into account in calculating the Final Adjusted Working Capital). On the business day prior to the Closing Date, Dow Jones and Reuters agree that:

(i) If the Seller Settlement Amount is a positive number, Dow Jones and Reuters shall cause the Company to pay to Seller the Seller Settlement Amount;

(ii) If the Seller Settlement Amount is a negative number, Seller shall pay to the Company the Seller Settlement Amount;

(iii) If the Buyer Settlement Amount is a positive number, Dow Jones may elect to have the Company pay to Buyer the Buyer Settlement Amount. If Dow Jones does not so elect, the Company will be deemed to have paid such amount to Buyer for purposes of all purchase price adjustments set forth in Article 1 of this Agreement; and

(iv) If the Buyer Settlement Amount is a negative number, Dow Jones may elect to cause Buyer to pay to the Company the Buyer Settlement Amount. If Dow Jones does not so elect, Buyer will be deemed to have paid such amount to the Company for purposes of all calculations to be made under this Agreement.

Dow Jones and Reuters agree that all inter-company amounts included in the calculation of the Seller Settlement Amount (other than the Excluded Items) shall be deemed fully satisfied at Closing.

(d) Each of Dow Jones and Reuters acknowledges and agrees that it shall be solely responsible for all taxes (including without limitation any withholding taxes at either the Company or any subsidiary thereof) on, or arising out of, or relating to, the payment or the funding of the amounts in accordance with this Agreement.

(e) Termination of Agreements. Except for this Agreement and the Transaction Documents and for contracts, arrangements or agreements indicated on Schedule 2.6 as remaining in effect after the Closing, each of the Company, Dow Jones and Reuters agrees (on behalf of itself and its affiliates) that all the contracts, arrangements and agreements included on Schedule 2.6 shall be deemed terminated as of the Closing without any further action being required to be taken. Reuters acknowledges and agrees that, as of the Closing Date, after giving effect to all payments or obligations included in final Adjusted Working Capital (which will be treated in accordance with Section 1.6) or included in the Seller Settlement Amount (which will be treated in accordance with Section 4.5(c)), no further payment or obligation will be owed by the Company, NewCo or any of their respective controlled affiliates to any of Reuters and its affiliates, except in accordance with this Agreement, the Transaction Documents or in accordance with the contracts, arrangements and agreements either indicated on Schedule 2.6 as remaining in effect after the Closing or not required to be indicated on Schedule 2.6 pursuant to the terms of Section 2.6. Prior and subsequent to the Closing, Reuters and Dow Jones agree to consult with each other in good faith whether (and on what terms) the contracts, arrangement and agreements not required to be indicated on Schedule 2.6 pursuant to the terms of Section 2.6 will remain in effect after the Closing.

(f) Changes in Structure. At the request of the either Reuters or Dow Jones, Reuters and Dow Jones each agree to cooperate with each other on considering alternatives to the transactions set forth in Sections 4.5(a)-(c) above. Reuters and Dow Jones each agree to change the structure of any of these transactions suggested by the other if such change (i) is consistent with the purpose of such transactions and (ii) would have at most a de minimis adverse effect, financial or otherwise, on it and its affiliates (including, in the case of Dow Jones, the Factiva Group).

4.6. Pension.

(a) UK Pensions.

(i) Section 75 Pension Liability. Dow Jones and Reuters acknowledge that it will be necessary for an immediate payment or payments to be made (based on the assumption that the relevant liabilities will be discharged by the purchase of annuities) under Section 75 of the UK Pensions Act 1995 (as amended) as a result of one or more members of the Factiva Group ceasing to participate in the RPF as a result of the acquisition of the Company Units hereunder (the “Section 75 Liability”).

(ii) Notification. Factiva UK will notify Reuters and Dow Jones of the Section 75 Liability immediately following receipt by Factiva UK of notification of the amount of the Section 75 Liability (the date on which payment to the RPF trustee is made referred to as the “Payment Date”).

(iii) Indemnity in respect of Section 75 Liability. Reuters shall pay to Dow Jones on the Payment Date an amount equal to the aggregate of (x) 50% of that part of the Section 75 Liability which relates to liabilities attributable to periods of employment with the Factiva Group, and (y) that part of the Section 75 Liability which is attributable to orphan liabilities, being any liabilities of the RPF taken into account in calculating the Section 75 Liability other than those mentioned in clause (x) above. Any such amount paid shall be deemed to constitute an adjustment to the Final Purchase Price.

(iv) Undertaking to procure payment of Section 75 Liability. Dow Jones undertakes to Reuters that, subject to Reuters satisfying its obligations under clause (iii) above, it will procure the payment to the trustees of the RPF of the Section 75 Liability and, if and to the extent Dow Jones fails to procure such payment, Dow Jones will pay to Reuters on demand the amount of any such shortfall up to a maximum of the amount paid by Reuters pursuant to clause (iii) above.

(v) Co-operation in determining Section 75 Liability. To the extent permitted by law, Dow Jones and its affiliates shall be permitted (and Reuters and its affiliates shall cooperate with Dow Jones and shall take such actions reasonably requested by Dow Jones) to fully participate in the determination of the amount and the time of payment of the Section 75 Liability, including making any representations to the relevant RPF actuary or trustees to challenge the amount of liability assessed.

(vi) No further liability. Other than in relation to the items mentioned in Section 2.7 of this Agreement and the obligations explicitly set forth in this Agreement, the Services Agreement (as defined in 4.6(d)) or the SLA Agreement, Dow Jones, the Factiva Group and its and their affiliates shall have no liability arising directly or indirectly out of the Reuters UK Pension Plans (including the Funding Agreements) and Reuters and its affiliates shall indemnify and hold harmless each member of the Factiva Group, Dow Jones and its and their affiliates therefrom. “Reuters UK Pension Plans” shall mean the RPF, the SPS and the Reuters Retirement Plan, and any other UK pension plan as to which any Seconded Employees or former Seconded Employees or employees of the Factiva Group as of the Closing or former employees of the Factiva Group participate. A “Seconded Employee” has the meaning set forth in the SLA Agreement.

(b) Non-UK Pension Liabilities.

(i) Factiva Plans. To the knowledge of the Factiva Group, there is no unfunded pension or similar retirement liability relating to periods prior to the Closing Date arising out of plans or pension arrangements sponsored, maintained or provided by the Factiva Group outside of the UK. Reuters and Dow Jones shall each indemnify the Factiva Group in respect of 50% of any such unfunded pension or similar retirement liability and shall pay such amount to the relevant trustee, plan beneficiary or third party upon notice by the Factiva Group, but only if the Factiva Group has not breached the representation set forth in this Section 4.6(b) and has notified Reuters and Dow Jones of that amount prior to the time the Final Purchase Price has been determined and any disagreement between the Factiva Group and Reuters with respect to that amount has been resolved as part of the resolution provision set forth in Section 1.6. “To the knowledge of Factiva” means to the knowledge of the person or persons set forth in Schedule 4.6(b).

(ii) Reuters Plans. If Reuters incurs unfunded pension or similar retirement liability relating to periods prior to the Closing Date arising out of plans or pension arrangements sponsored, maintained or provided by Reuters outside of the UK which is attributable to employees or former employees of the Factiva Group, Dow Jones shall indemnify Reuters in respect of 50% of the amount so attributable, but only if Reuters has not breached the representation set forth in Section 2.7 and has notified Dow Jones of that amount prior to the time the Final Purchase Price has been determined and any disagreements between Reuters and Dow Jones with respect to that amount has been resolved as part of the resolution provision set forth in Section 1.6.

(iii) Determination of Liability. The amount of any liability under this Section 4.6 (b) shall be determined by Reuters and Dow Jones as soon as possible following the date hereof. If such liability is determined by a plan trustee, government agency or other person independent of Reuters and Dow Jones, to the extent permitted by law, Dow Jones and Reuters shall cooperate with each other, and each shall be permitted to fully participate in the process of assessing these liabilities and in the determination of the amount and the time of payment of the liability, including making any representations to the relevant scheme actuary, trustees or similar party to challenge the amount of liability assessed.

(c) Consultation And Other Obligations. Subject to Section 4.6(d), Dow Jones and its affiliates, Reuters and its affiliates and the Factiva Group shall each complete their respective consultation and other obligations in relation to the employees of the Factiva Group, employees of Reuters and employees of Dow Jones, or their respective union or elected representatives, or other employee representative body, as required by law, collective bargaining agreements or any other applicable regulations and shall cooperate in connection therewith. Each of the parties hereto will use good faith efforts to complete their obligations under this Section 4.6(c) as promptly as reasonably practicable.

(d) Services Agreement Exclusion. Pursuant to the Services Agreement (as defined below) and the SLA Agreement, Reuters is required to assist the Company in the handling of certain human resources situations but, notwithstanding any provision of the Services Agreement between Reuters Holdings and the Company dated July 1, 1999 (the “Services Agreement”) and, after Closing, the SLA Agreement, and subject to the relevant consultation provisions provided for in national legislation, neither Reuters nor any affiliate of Reuters shall be required to (and shall not be in breach of any such service agreement for failure to), whether prior to, on or after Closing, provide advice (as opposed to cooperation and administrative assistance, which includes the provision of information regarding the relevant employees) to the Factiva Group in relation to the Factiva Group’s obligations to its employees (whether such obligations arise under statute, common law, contract or collective agreement) and, in relation to (iv) below, also in relation to the Seconded Employees, in connection with:

(i) the negotiation or execution of this Agreement and the Transaction Documents;

(ii) the Excluded Services (including, without limitation, the removal of the employees of the Factiva Group from the RPF or SAYE schemes);

(iii) consultation with the employees of the Factiva Group or with their works councils, trade unions or other employee representative body about the negotiation and execution of this Agreement and the Transaction Documents and their consequences; and

(iv) any matter in relation to which Reuters has the benefit of indemnification under this Agreement, the Services Agreement or the Transaction Documents.

(e) Seller Benefit Liabilities. Without duplication and subject to the reimbursement provisions, if any, of the Services Agreement (only with respect to the period prior to the Closing) and this Agreement, Reuters and its affiliates shall pay all their liabilities and discharge all their obligations that relate to the period prior to the Closing, including, but not limited to salaries, variable remuneration and other benefits, pensions, contributions to pension funds, tax withholding, social security contributions and any other contributions to authorities, insurance companies or any other institutions relating to (x) Seconded Employees, (y) Reuters Plan Employees and (z) former employees of Reuters or its affiliates who performed services for the Factiva Group, in each case, under any Reuters Benefit Plan, and shall indemnify and hold Dow Jones and its affiliates harmless in respect thereof.

(f) Indemnity. Dow Jones and DJBI shall jointly and severally indemnify the Seller Indemnified Parties from and against all Losses (each as defined in Section 7.2(a)) incurred or suffered by the Seller Indemnified Parties arising out of, relating to, or resulting from:

(i) any substantial change to the working conditions of any of the Reuters Plan Employees (as defined below) to their material detriment which is made, proposed or anticipated to take effect after Closing; and

(ii) any claim in respect of a failure by the relevant member of the Factiva Group to provide retirement or death-in-service benefits for or in respect of any Reuters Plan Employee of the same or equivalent level as that person would have been entitled to under the Reuters UK Pension Plans immediately before Closing;

provided, however, that this Section 4.6(f) shall not apply to Losses arising out of (x) arrangements between a Seller Indemnified Party and an individual or a select group of management employees (other than the standard benefit scales of the Reuters UK Pension Plans), or (y) acts or omissions of any Seller Indemnified Party (other than those contemplated by this Agreement and the Transaction Documents).

A “Reuters Plan Employee” means a current or former employee or an employee as of the Closing of any member of the Factiva Group who participates in, or is entitled to wages or benefits under, any employee benefit or employment arrangement sponsored or maintained by Reuters or any of its affiliates (a “Reuters Benefit Plan”).

(g) SAYE. Employees and former employees of the Factiva Group who hold options to purchase Reuters shares under the Save As You Earn Plan shall be treated as a “good leavers” under the Plan, namely that mature options held by them will remain exercisable in full until six months following the Closing Date, and non-matured options will be exercisable for a pro rata number of shares based on the number of months elapsed from the start date of the relevant savings period. Alternatively, an employee or former employee may close his savings account and receive cash.

(h) Plan Transition. Dow Jones and the Company, shall use all commercially reasonable measures to ensure that all necessary arrangements shall have been made, as soon as reasonably possible after the date hereof, so that all those employees of the Company who participate in the RPF who accept the offer to do so (the “Transferring Members”) will, on the Closing Date, participate in a Dow Jones or other retirement plan or plans, and Reuters will offer all reasonable cooperation to Dow Jones and the Company to make such arrangements. Reuters and Dow Jones shall make appropriate arrangements so that employees of the Factiva Group who participate in any such Dow Jones plan or plans and who are remunerated through the Reuters payroll system may have contributions made by Reuters on their behalf to such plan or plans.

4.7. Non-Competition and Non-Solicitation.

(a) Non-Competition. Reuters hereby agrees that, for a period commencing on the Closing Date and ending on the earlier of 24 months thereafter and December 31, 2008 (the “Non-Competition Period”), none of Reuters, Reuters Group PLC, or any of its Subsidiaries (collectively, “Reuters Group”), directly or indirectly, shall own any interest in, engage in, conduct or operate, or allow the use of its trademarks for the purpose of branding, any service anywhere in the world that provides non-real time (i.e., such service does not include any substantial real-time content), subscription – and/or fixed-fee-based (as opposed to free or advertising – and/or transactional-based) electronic information research services that:

(i) consist primarily of archival and/or current awareness (i) news from Reuters Group and (ii) content from multiple third-party newswires, newspapers, periodicals or trade publications, which third-party content, excluding content that is, or a substantially identical copy of which is, freely available over the internet substantially contemporaneously with a user being able to access such content over the Restricted Service (as defined below), comprises at least 20% of the content of the service; and

(ii) are designed primarily for use by, or are primarily marketed to, business and information professionals (excluding financial professionals, meaning anyone primarily involved in trading operations, investor relations or corporate finance or treasury) in for-profit business enterprises in their professional capacity (excluding any for-profit business enterprises (x) primarily involved in banking, lending, insurance, financial markets, financial services, or otherwise in the financial industry, or (y) primarily involved in media (i.e., enterprises that generate and/or distribute content)); and

(iii) compete directly with products and services of the Company commercially available as of the date hereof in a manner that would result in or would be reasonably likely to result in a material adverse effect on the Company’s business, financial condition or results of operations (including as the same may be integrated into the operations of Buyer after the Closing Date) in the Americas, EMEA (Europe, the Middle East and Africa) or Asia/Pacific

(all of the foregoing collectively, the “Restricted Services”).

For the purpose of this Section 4.7 (a) “Subsidiaries” shall mean direct or indirect, majority-owned subsidiaries of Reuters Group PLC.

Notwithstanding the foregoing, nothing contained in this Section 4.7(a) shall be deemed to prohibit Reuters, Reuters Group PLC or any of its Subsidiaries from:

(v) continuing to operate their respective businesses as currently operated;

(w) distributing their content to or through third parties, other than as may be expressly restricted under any other agreement between them and the Company, Dow Jones or their affiliates;

(x) integrating any third-party services or products into or with Reuters Group services or products at the request of a customer;

(y) owning, solely as a passive investment, shares of capital stock or other interests of any entity, so long as, in the aggregate, Reuters Group do not thereby beneficially own in the aggregate five percent (5%) or more of the outstanding shares or other equity interests of such entity; or

(z) acquiring, whether by merger, consolidation, purchase of assets or stock or otherwise, of any business, entity or group of entities that engages in Restricted Services, provided that the gross revenue received by the business, entity or group of entities from the Restricted Services does not exceed twenty-five percent (25%) of the total gross revenue of the business, entity or group of entities, as applicable, during the 12-month period prior to the acquisition of such business, entity or group of entities; provided, however that Reuters Group and its affiliates shall not add, or license in connection with or in contemplation of such acquisition, any news produced or owned by Reuters Group or its affiliates to Restricted Services engaged in or by such business, entity or group of entities during the Non-Competition Period.

(b) Non-Solicitation. Reuters hereby agrees that neither Reuters Group nor any of its affiliates shall, directly or indirectly, (i) from and after the date hereof until the end of the Non-Competition Period, solicit for employment any employee previously agreed to by Reuters and Dow Jones and (ii) from and after the date hereof until the end of the first anniversary of the Closing Date (the “No Hire Period”), hire any employee in the subset of employees in clause (i) previously agreed to by Reuters and Dow Jones. The foregoing provisions of this Section 4.7(b) will not apply to (x) general solicitations (including through the use of advertising or search firms) that does not target such employees, (y) the hiring of any employee (other than, during the No Hire Period, those employees in the subset of employees referred to in clause (ii) above) who approaches or initiates a discussion regarding employment with Reuters Group or any of its affiliates (including any discussions subsequent to such approach or initiation), including as a result of a solicitation permitted by clause (x) or (z), or (z) the solicitation of any such employee who is no longer employed by Dow Jones or its affiliates.

(c) Acknowledgements. Reuters acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section 4.7 and that Dow Jones and DJBI shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Reuters further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 4.7 but shall be in addition to all other remedies available to Dow Jones, or DJBI, at law or in equity.

(d) Savings Clause. If any of the restrictions contained in this Section 4.7 is found by any court of competent jurisdiction to be unenforceable because it is too broad or extends for too long of a period, then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms or shortest period of time which such court may find enforceable.

4.8. Marketing Agreement. Each of Reuters and Dow Jones agrees to negotiate with the other in good faith (or cause its appropriate affiliate(s) to do so) regarding a marketing agreement for distribution of Reuters content through Dow Jones Licensing Services.

4.9. Resignation of Seller Designees. The Reuters Sellers will deliver resignations of all the Representatives (as defined in the Amended and Restated Limited Liability Agreement of the Company dated July 1, 1999) (the “LLC Agreement”) of the Company and its subsidiaries that any of them or any of their affiliates have the power to appoint or designate, with such resignations to be effective as of the Closing.

4.10. LLC Agreement. Except as provided in Section 4.12 of this Agreement, from and after the Closing, the Parties hereto agree and acknowledge that the Reuters Parties shall have no further rights or obligations under the LLC Agreement, including, without limitation, the obligations of the Reuters parties under Articles 10 and 12 of the LLC Agreement, and the 1999 Contribution Agreement (as defined in Section 7.2(d)).

4.11. Preservation of the Business. From the date of this Agreement until the Closing Date, the Company shall, in all material respects, conduct its operations in the ordinary and usual course of business and consistent with past practice for the collective benefit of the Reuters Sellers and Dow Jones and DJBI, and, except as expressly contemplated under the Transaction Documents, the Company shall not take or omit to take any action that it would not have taken or omitted to take in the absence of the transactions contemplated by the Transaction Documents; provided, that the Company shall not be liable for actions (or failures to act) which were made in good faith.

4.12. Taxes. (a) Except as required by law, Dow Jones and DJBI agree not to amend any tax returns or make any changes to tax elections with respect to the Company if such amendment or election would adversely affect the Reuters Sellers. The Reuters Parties acknowledge and agree that the Dow Jones Parties and DJBI shall make (or cause the Company to make) an election under Section 754 and 743 of the Code with respect to Buyer’s purchase of the Units. Dow Jones and DJBI further agree that that their obligations under Sections 11.4 and 11.5 of the LLC Agreement shall remain in effect for any tax period (or portion thereof) in which the Reuters Sellers were a member of the Company; provided, however, effective as of the Closing, Reuters (nor any Reuters Party) shall no longer serve as the non-North American “tax matters partner” of the Company and shall have no rights (or obligations) to represent the Company in connection with any matter involving taxes.

(b) For one year after the Closing, the Dow Jones Parties and the Reuters Parties agree not to take any action (and the Dow Jones Parties agree to cause NewCo not to take any action) that would cause the Dow Jones Contribution (as that term is defined in the Formation and Contribution Agreement) and the Reuters Contribution (as that term is defined in the Formation and Contribution Agreement) to fail to qualify as a transaction governed by Section 351 of the Code, it being understood that any transaction involving a purchase by Dow Jones (or offer to purchase by Dow Jones) of the NewCo Series A Preferred Shares (as that term is defined in the Formation and Contribution Agreement) shall not be a transaction prohibited by this Section 4.12.

4.13. Change of Name. Effective as of the Closing Date, Buyer shall cause the Company and its subsidiaries, to the extent applicable, to change the name of each of the Company and its subsidiaries to a name not containing the word “Reuters” and to cease using the name “Reuters” except as expressly permitted under licenses continuing after the Closing.

4.14. Reservation/Conversion of Shares. If NewCo fails to make the redemption provided for in Section 4.3.E of the NewCo Certificate of Incorporation (as such term is defined in the Formation and Contribution Agreement), Dow Jones covenants and agrees that (i) so long as it is the “ultimate parent” (as defined in the NewCo Certificate of Incorporation) of NewCo, that it shall, at the time of such failure to redeem, authorize, reserve and keep available out of its authorized but unissued shares of common stock, for the purpose of effecting the conversion of the NewCo Series A Preferred Shares, such number of its shares of its common stock as shall be sufficient, and shall take all other actions necessary, to effect the conversion of all outstanding shares of the NewCo Series A Preferred Shares in accordance with the NewCo Certificate of Incorporation and (ii) to the extent that Dow Jones is no longer the ultimate parent of NewCo, Dow Jones will procure that any successor ultimate parent of NewCo shall satisfy all such obligations.

4.15. Software Licenses. Each of Dow Jones, Reuters and the Company agree that where reasonably practicable Reuters will include the Company and NewCo as a licensee under the existing Reuters license for the Licenses (as such term is defined in the SLA Agreement) (the “Software Licenses”) and sufficient to provide the Company and NewCo or their respective subsidiaries with the software and other products as are currently provided to the Company under the Licenses; however Company and NewCo will be required to pay to Reuters or the relevant member of the Reuters Group any additional license fees payable by Reuters under the relevant licenses (approved by and reasonably acceptable to Dow Jones) in relation to such use. To the extent that Reuters is unable to include Company and NewCo as a licensee for the relevant Software Licenses, the Company and NewCo will use commercially reasonable efforts to obtain and license the relevant Software Licenses directly (the “Substitute Licenses”).

5. Closing Conditions.

5.1. Conditions Applicable to the Reuters Sellers, Dow Jones and DJBI. The obligation of the Reuters Sellers, Dow Jones and DJBI under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) All Regulatory Approvals have been obtained or, in the case of waiting or suspensory periods, have expired or been terminated;

(b) The transactions contemplated by the Formation and Contribution Agreement and Share Purchase Agreement shall have been consummated;

(c) The transactions contemplated by Section 4.5(a) through (d) shall have been consummated;

(d) The Final Allocation, as set forth in the definition of Unit Allocation shall have been obtained; and

(e) (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restrain or prohibition preventing the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents shall be in effect, (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents and (iii) no Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, retain or otherwise prohibit any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2. Conditions Applicable to Dow Jones and DJBI. The obligation of Dow Jones and DJBI under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Dow Jones or DJBI) of the following conditions as of the Closing Date:

(a) Accuracy of the Representations and Warranties. The representations and warranties of the Reuters Sellers as set forth in Article 2 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date; and the Reuters Sellers shall have delivered to Dow Jones a certificate to such effect, dated the Closing Date, signed by an authorized officer of each Reuters Seller;

(b) Performance of this Agreement. (i) The covenants and agreements required by this Agreement to be complied with and performed by the other parties to this Agreement other than Dow Jones and DJBI on or prior to the Closing (except for Section 4.8) shall have been complied with in all material respects and the other parties shall have delivered to Dow Jones a certificate to such effect, dated the Closing Date, signed by an authorized officer of each other party; and

(ii) All consultation and other obligations required by Section 4.6(c) shall have been completed in accordance with Section 4.6(c), provided that Dow Jones and its affiliates shall have complied in all material respects with their obligations under Section 4.6(c);

(c) Transaction Documents. Reuters shall have delivered to Dow Jones each of Transaction Documents to which a Reuters Party is a party, duly executed by the applicable Reuters Party;

(d) Share Purchase Agreement. All of conditions to the obligations of Dow Jones and DJBI to close the Share Purchase Agreement shall be satisfied or waived (excluding those conditions that, by their terms, cannot be satisfied until the closing of the Share Purchase Agreement) and the closing of the transactions contemplated by the Share Purchase Agreement shall be consummated simultaneously with the Closing;

(e) Material Consents. Other than consents or approvals that have been obtained or that are reasonably expected by Dow Jones in its good faith judgment to be obtained after the Closing, there are no consents or approvals of any person that is a party to a contract, arrangement or agreement with the Company or any of its subsidiaries required as a result of the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement or the Transaction Documents, the failure of which to obtain would reasonably be expected to materially impair the business or operations of the Company and its subsidiaries or the consummation of the transactions contemplated by this Agreement and the Transaction Documents;

(f) No Change in Tax Treatment. Since the date of this Agreement and prior to the Closing, there has been no change to the Internal Revenue Code of 1986, as amended (the “Code”) or the U.S. Treasury Regulations promulgated and in effect thereunder, and the Internal Revenue Service has not published any revenue ruling, in either case that would prevent (i) the Dow Jones Contribution from being governed by Section 351 of the Code and (ii) the Company’s contribution of the Assets comprising the Factiva US Business to LLC in exchange for LLC Units, the distribution of the LLC Units to DJBI and to Reuters Switzerland, (as such terms are defined in the Formation and Contribution Agreement), and the purchase and sale of the Units and the Shares pursuant to the Purchase Closings (as such term is defined in the Formation and Contribution Agreement), from being free from any material U.S. federal income tax;

(g) FIRPTA Certificate. At the Closing, the Reuters Sellers shall deliver to Dow Jones a certificate (in form and substance reasonably satisfactory to Dow Jones) conforming to the requirements of Treasury Regulations §§1.1445-2(c)(3) and 1.897-2(h);

(h) Dow Jones Plan. All necessary arrangements shall have been made so that, the Transferring Members shall have been offered participation, to take effect immediately after the Closing, in a Dow Jones or other retirement plan or plans; and

(i) Software Licenses. The Company and NewCo shall have obtained the benefit of the Software Licenses, or obtained the Substitute Licenses.

5.3. Conditions Applicable to the Reuters Sellers. The obligation of the Reuters Sellers under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Reuters Sellers) of the following conditions as of the Closing Date:

(a) Accuracy of the Representations and Warranties. The representations and warranties of Dow Jones and DJBI as set forth in Article 3 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date; and Dow Jones and DJBI shall have delivered to Reuters a certificate to such effect, dated the Closing Date, signed by an authorized officer of each of Dow Jones and DJBI;

(b) Performance of this Agreement. The covenants and agreements required by this Agreement to be complied with and performed by Dow Jones and DJBI on or prior to the Closing shall have been complied with in all material respects and Dow Jones and DJBI shall have delivered to Reuters a certificate to such effect, dated the Closing Date, signed by an authorized officer of each of Dow Jones and DJBI;

(c) Transaction Documents. Dow Jones shall have delivered to Reuters each of the Transaction Documents executed by the applicable DJ Parties;

(d) Share Purchase Agreement. All of the conditions to the obligations of the Reuters Sellers to close the Share Purchase Agreement shall be satisfied or waived (excluding those conditions that, by their terms, cannot be satisfied until the closing of the Share Purchase Agreement) and the closing of the transactions contemplated by the Share Purchase Agreement shall be consummated simultaneously with the Closing; and

(e) No Change in Tax Treatment. Since the date of this Agreement and prior to the Closing, there has been no change to the Code or the U.S. Treasury Regulations promulgated and in effect thereunder, and the Internal Revenue Service has not published any revenue ruling, in either case that would prevent (i) the Reuters Contribution from being governed by Section 351 of the Code or (ii) the Company’s contribution of the Assets comprising the Factiva US Business to LLC in exchange for LLC Units, the distribution of the LLC Units to DJBI and to Reuters Switzerland, and the purchase and sale of the Units and the Shares pursuant to the Purchase Closings, from being free from any material U.S. federal income tax.

6. Termination.

6.1. Termination by Both Parties. This Agreement may be terminated prior to the Closing by the mutual consent of Dow Jones and Reuters.

6.2. Termination by Either Party. This Agreement may be terminated by either Dow Jones or Reuters if the Closing shall not have occurred on or before March 31, 2007 (the “Termination Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the covenants and agreements of such party set forth in this Agreement.

6.3. Termination by Reuters. This Agreement may be terminated by Reuters if there shall have been a breach of any representation, warranty, covenant or agreement contained in this Agreement (except for Section 4.8) on the part of Dow Jones or DJBI or if any representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 5.3 would not be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of 30 days following notice of such breach or inaccuracy and the Termination Date; provided, however, that none of the Reuters Sellers are then in breach of any of its representations, warranties, covenants or agreements (except for Section 4.8) contained in this Agreement such that the conditions set forth in Sections 5.2 would not be satisfied.

6.4. Termination by Dow Jones. This Agreement may be terminated by Dow Jones if there shall have been a breach of any representation, warranty, covenant or agreement contained in this Agreement (except for Section 4.8) on the part of the Reuters Sellers or if any representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 5.2 would not be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of 30 days following notice of such breach or inaccuracy and the Termination Date; provided, however, that neither Dow Jones nor DJBI is then in breach of any of its representations, warranties, covenants or agreements (except for Section 4.8) contained in this Agreement such that the conditions set forth in Sections 5.3 would not be satisfied.

6.5. Automatic Termination. This Agreement shall automatically be terminated upon termination of the Share Purchase Agreement or the Formation and Contribution Agreement.

6.6. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 6, all further obligations of the parties under this Agreement (other than Sections 4.1, 8.7, 8.8, 8.9 and 8.10) shall be terminated without further liability of any such party to the other, provided that nothing herein shall relieve any such party from liability for its breach of this Agreement prior to the termination of this Agreement.

7. Indemnification.

7.1. Survival of Representations, Warranties and Covenants. All the terms and conditions of this Agreement, together with all representations, warranties and covenants of the parties contained herein or in any schedule hereto, or in any certificate, document or other instrument delivered in connection herewith shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto, as follows: (i) the representations and warranties in Articles II and III, other than those in Sections 2.1, 2.2, 2.3, 3.1 and 3.2, shall, in each case, survive the Closing Date for a period of eighteen months following the Closing Date, (ii) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 3.1 and 3.2 shall survive the Closing Date without limit, and (iii) the covenants and agreements (other than the representations and warranties) of the parties shall survive the Closing until performed in accordance with their respective terms; in each case, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof.

7.2. Indemnification.

(a) The Reuters Sellers shall jointly and severally indemnify Dow Jones and its affiliates and their respective officers, directors, employees and agents (the “Buyer Indemnified Parties”) from and against all claims, liabilities, obligations, losses, damages, judgments or cause of action, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Losses”) incurred or suffered by the Buyer Indemnified Parties arising out of, relating to, or resulting from (i) any inaccuracy or breach of any representation or warranty made by the Reuters Sellers in this Agreement or (ii) the breach of, or the failure to perform, any covenant or agreement of the Reuters Sellers made in this Agreement; including in each of (i) and (ii) any Losses suffered by the Buyer Indemnified Parties (without duplication) under the Share Purchase Agreement or the Formation and Contribution Agreement suffered as a result of such inaccuracy or breach.

(b) Dow Jones and DJBI shall jointly and severally indemnify Reuters and its affiliates and their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) from and against all Losses incurred or suffered by the Seller Indemnified Parties arising out of, relating to, or resulting from (i) any inaccuracy or breach of any representation or warranty made by Dow Jones or DJBI in this Agreement or (ii) the breach of, or the failure to perform, any covenant or agreement of Dow Jones or DJBI made in this Agreement; including in each of (i) and (ii) any Losses suffered by the Seller Indemnified Parties (without duplication) under the Share Purchase Agreement or the Formation and Contribution Agreement suffered as a result of such inaccuracy or breach, or (iii) any taxes of the Company imposed on Reuters or any of its affiliates by reason of Reuters or any of its affiliates being jointly or severally liable for taxes of the Company.

(c) The Company and its subsidiaries (but not Factiva UK to the extent such indemnification would be unlawful under English law) shall jointly and severally indemnify the Seller Indemnified Parties and the Buyer Indemnified Parties from and against all Losses incurred or suffered by the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, arising out of, relating to, or resulting from (i) any inaccuracy or breach of any representation or warranty made by the Company or any subsidiary in this Agreement, or (ii) the breach of, or the failure to perform, any covenant or agreement of the Company or its subsidiaries made in this Agreement; including in each of (i) and (ii) any Losses suffered by the Buyer or Seller Indemnified Parties (without duplication) under the Share Purchase Agreement or the Formation and Contribution Agreement suffered as a result of such inaccuracy or breach.

(d) The Company and its subsidiaries (but not Factiva UK to the extent such indemnification would be unlawful under English law) shall jointly and severally indemnify the Seller Indemnified Parties against all Losses incurred or suffered by the Seller Indemnified Parties arising out of or in connection with the business or operation of NewCo, the Company and its subsidiaries after the Closing or in respect of any of the Dow Jones Assumed Liabilities or Reuters Assumed Liabilities (each as defined in the Contribution Agreement dated as of May 17, 1999 by and among Dow Jones, Reuters Holdings and the Company, the “1999 Contribution Agreement”) or such Seller Indemnified Parties’ actions as an officer of the Company or trustee/administrator of any Company Benefit Plan (as defined in the 1999 Contribution Agreement) to the fullest extent permitted by law.

(e) (i) Factiva UK, Reuters and certain of their affiliates were members of the same UK value added tax (“VAT”) group (the “VAT Group”), pursuant to Section 43 of the UK Value Added Tax Act 1994 (the “VATA”) from July 1, 1999 to June 30, 2004 (the “Group Period”). All such members of the VAT Group, other than Factiva UK and its subsidiaries, are referred to as the “Reuters VAT Group”. Factiva UK and its subsidiaries are referred to as the “Factiva VAT Group”.

(ii) Dow Jones hereby agrees to indemnify the Reuters Sellers for an amount equivalent to any VAT due to HM Revenue & Customs (or HM Customs & Excise as it was previously known) (“HMRC”) with respect to supplies deemed made by the representative member of the VAT Group during the Group Period that a member of the Reuters VAT Group pays as a result of being jointly and severally liable for such VAT and which were attributable to the business activities of any member of the Factiva VAT Group (and which would have been supplies for VAT purposes of a member of the Factiva VAT Group itself except for the provisions of Section 43(1)(b) of the VATA).

(iii) The Reuters Sellers hereby agree to indemnify Dow Jones for an amount equivalent to any VAT due to HMRC with respect to supplies made by the representative member of the VAT Group during the Group Period that any member of the Factiva VAT Group pays as a result of being jointly and severally liable for such VAT and which were attributable to the business activities of a member of the Reuters VAT Group (and which would have been supplies for VAT purposes of a member of the Reuters VAT Group itself except for the provisions of Section 43(1)(b) of the VATA).

(iv) Factiva UK or Dow Jones shall notify Reuters, and Reuters shall notify Factiva UK and Dow Jones, in writing within 30 days of the party required to give notice becoming aware that HMRC may assert a claim that could give rise to an indemnification claim under clauses (ii) or (iii) of this Section 7.2(e). If the claim does not relate exclusively to the business activities of a member of the Factiva VAT Group, then Reuters shall have the right to defend against HMRC’s claim with counsel of its choice; provided that so long as Reuters is conducting the defense of any such claim, (A) Factiva UK or Dow Jones may retain separate counsel, at Factiva UK’s or Dow Jones’ sole expense, and participate in (e.g., attend meetings and offer comments and suggestions on) the defense of the claim, and (B) Reuters will not settle or compromise the claim without the consent of Factiva UK, which consent shall not unreasonably be withheld. If the claim relates exclusively to the business activities of a member of the Factiva VAT Group, Factiva UK shall have the right to defend against HMRC’s claim with counsel of its choice provided that so long as Factiva UK is conducting the defense of any claims covered by this Section 7.2(d), (A) Reuters may retain separate counsel, at Reuters’ sole expense, and participate in (e.g., attend meetings and offer comments and suggestions on) the defense of the claim, and (B) Factiva UK will not settle or compromise (and Dow Jones will cause members of the Factiva VAT Group not to settle or compromise) the claim without the consent of Reuters, which consent shall not unreasonably be withheld.

(f) The amount of any indemnity payment made pursuant to this Agreement shall be reduced by any tax benefits, if any, that are actually realized by the party receiving the payment. For these purposes, the tax detriment associated with receiving the indemnification payment shall be taken into account in determining whether the party receiving the payment has realized an actual tax benefit.

7.3. Third Party Claims. In the event that any Buyer Indemnified Party or Seller Indemnified Party desires to make a claim against the Reuters Sellers, the Company and its subsidiaries, or Dow Jones or DJBI, as the case may be, in each case in connection with any third party litigation, arbitration, action suit, proceeding, claim, investigation or demand at any time instituted against or made upon it for which it may seek indemnification under Section 7.2 (other than 7.2(e)) (a “Third Party Claim”):

(a) The party that seeks indemnification (the “Indemnified Party”) shall promptly notify Reuters, the Company or Dow Jones, as the case may be (the “Indemnifying Party”), of such Third Party Claim and the Indemnified Party’s claim for indemnification with respect thereto promptly after obtaining notice of such Third Party Claim; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article 7, except (and then only to the extent that) the Indemnifying Party has actually been prejudiced thereby.

(b) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third Party Claim.

(c) The Indemnifying Party shall not, in the defense of such claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless (i) there is no finding or admission of any violation of any applicable law by the Indemnified Party and (ii) the sole relief provided is monetary damages as to which the Indemnifying Party shall pay.

(d) If the Indemnifying Party assumes the defense of the Indemnified Party in connection with such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (i) the Indemnifying Party shall have failed promptly to assume the defense thereof and employ counsel as provided above or (ii) the named parties to any such Third Party Claim (including impleaded parties) include the Indemnified Party or its affiliates and the Indemnifying Party or its affiliates, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, provided that the Indemnifying Party shall not in any event be responsible hereunder for the fees and expenses of more than one law firm retained by all Indemnified Parties in connection with any Third Party Claim in the same jurisdiction.

(e) If the Indemnifying Party does not assume the defense of a Third Party Claim after receipt of notice of such Third Party Claim from the Indemnified Party under clause (a) above, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned.

(f) The Indemnified Party shall cooperate in good faith with the Indemnifying Party and its representatives (including, without limitation, its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim (and any appeal arising therefrom). The parties shall cooperate with each other in any notifications to and information requests of any insurers.

8. Miscellaneous.

8.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mails, as follows:

(i) if to Reuters Holdings or Reuters Limited, to:

The Reuters Building

South Colonnade

Canary Wharf

London E14 5EP

United Kingdom

Attention: General Counsel

Facsimile: 0171 542 6848

if to Seller, to:

Reuters JV Switzerland, sarl

153 Route De Thonon

1245 Collonge-Bellerive

Geneva 1245

Switzerland

With a copy (which shall not constitute notice) to:

Reuters Limited per above

And if to any Reuters Seller, with a copy to (which shall not constitute notice):

Reuters America LLC

The Reuters Building

3 Times Square

New York, NY 10036

Attention: General Counsel

Facsimile: 646-223-4237

(ii) if to Dow Jones or DJBI to:

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

United States of America

Attention: General Counsel

Facsimile: 212-732-8356

with a copy to the same address,

Attention: President, Dow Jones Enterprise Media Group

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Jeffrey Bagner

Facsimile: (212) 859-4000

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

8.2. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the parties hereto with respect to the purchase of the Units and supersedes all prior agreements, written or oral, with respect thereto.

8.3. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.4. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the parties.

8.5. Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

8.6. No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights to any person other than Buyer or the Indemnified Parties to the extent of their rights under Article 7.

8.7. Expenses. Each of the parties shall bear its own expenses in connection with the transactions specified herein, except that any filing fees in connection with the Regulatory Approvals and the fees and expenses of any appraiser appointed to determine the Unit Allocation shall be borne equally by Reuters and Dow Jones.

8.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to provisions concerning conflict of laws principles that would require the application of the law of another jurisdiction.

8.9. Jurisdiction. Each of Dow Jones, DJBI, the Reuters Sellers and the Company (i) consents to submit itself to the personal jurisdiction of Supreme Court of State of New York or any court of the United States, each located in the County of New York, New York in the event any dispute arises out of this Agreement, the Transaction Documents (except the Share Purchase Agreement) or any of the transactions contemplated by this Agreement or the Transaction Documents (except the Share Purchase Agreement), (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives and agrees not to plead or claim in any such court that any such legal action or proceeding brought in any such court has been brought in an inconvenient forum and (iv) agrees that it shall not bring any action relating to this Agreement or the Transaction Documents (except the Share Purchase Agreement) or the transactions contemplated by this Agreement or the Transaction Documents (except the Share Purchase Agreement) in any other court other than Supreme Court of State of New York or any court of the United States, each located in the County of New York, New York. Dow Jones, DJBI, the Reuters Sellers and the Company hereby agree that service of process, summons, notice or document by U.S. registered mail to their respective address set forth in Section 8.1 shall be effective service of process for any suit or proceeding in connection with this Agreement, the Transaction Documents (except the Share Purchase Agreement) or the transactions contemplated by this Agreement or the Transaction Documents (except the Share Purchase Agreement).

8.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS PURSUANT HERETO.

8.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.12. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

8.13. Dollars. All references to “US$”, “$” or “Dollars” shall be to United States dollars. Unless otherwise indicated, all payments made in accordance with this Agreement shall be made in United States dollars.

8.14. Reuters Limited Guarantee. Reuters Limited hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of Seller’s obligations under this Agreement. To the fullest extent permitted by law, Reuters Limited waives presentment to, demand of payment from and protest to any other person of any of the foregoing guaranteed obligations, and also waives notice of acceptance of such guarantee and notice of protest for nonpayment. Reuters Limited hereby waives, for the benefit of Dow Jones, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties.

IN WITNESS WHEREOF, the parties have executed this Agreement in the City of New York, New York on the date first above written.

REUTERS HOLDINGS LIMITED

By:	/s/ Christopher J. Ahearn
Name:	Christopher J. Ahearn

REUTERS LIMITED

By:	/s/ Christopher J. Ahearn
Name:	Christopher J. Ahearn

REUTERS JV SWITZERLAND, SARL

By:	/s/ Christopher J. Ahearn
Name:	Christopher J. Ahearn

DOW JONES & COMPANY, INC.

By:	/s/ Clare Hart
Name:	Clare Hart

DJBI, LLC

By:	/s/ L. Gordon Crovitz
Name:	L. Gordon Crovitz

DOW JONES REUTERS BUSINESS INTERACTIVE LLC

By:	/s/ Richard Hanks
Name:	Richard Hanks

DOW JONES REUTERS BUSINESS INTERACTIVE LTD.

By:	/s/ Claude Green
Name:	Claude Green